SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2005

V. I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

After reviewing data from an outside independent survey of comparable companies, on May 3, 2005, the V.I. Technologies, Inc. (“Vitex” or the “Company”) board of directors voted to modify its director compensation arrangements to better align with comparable companies and to attract and retain high-quality board members. Under the modified arrangements, the Company pays each non-employee director an annual fee of $15,000 for service as a director of the Company and pays the non-executive chairman or lead director an annual fee of $25,000 for his service.

The Company compensates the Chairman of the Audit Committee, Compensation Committee and Nominating and Governance Committee an annual fee of $6,000, $3,000 and $3,000, respectively. Vitex pays $2,000 to each non-employee director for attendance at each board meeting and $1,500 for attendance by phone. Vitex provides a fee of $1,500 to each Audit Committee member, including the Chairman, for attendance at each committee meeting, with a fee of $1,250 for attendance by phone. Vitex provides a fee of $1,000 to each Compensation Committee and Nominating and Governance Committee member, including the Chairman, for attendance at each committee meeting, whether in-person or by phone.

In addition, non-employee directors are eligible to participate in the Company’s 2005 Supplemental Equity Compensation Plan (“Supplemental Plan”) and the 1998 Directors Stock Incentive Plan (the “Directors Plan”). There are currently 7,369,594 shares and 250,000 shares of common stock reserved for issuance under the Supplemental Plan and Directors Plan, respectively. Upon the election of a non-employee director to the board, such director is granted 25,000 options to purchase shares of common stock of Vitex. Such options become exercisable in equal installments on the six month anniversary, second year anniversary, third year anniversary and fourth year anniversary of the grant date, provided that the optionee is still a director of the Company at the opening of business on such date. Annually, each non-employee director will receive 15,000 options to purchase shares of common stock of Vitex. Such options generally become exercisable on the one year anniversary of the date of grant. For both types of option grants, each option has a term of ten years. The exercise price for each option is equal to the closing price for the common stock on the date preceding the date of grant, as reported on the NASDAQ National Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.

Dated: May 9, 2005	By:	/s/ John R. Barr
John R. Barr
President